Exhibit 10.3
Date: January 17, 2006
Steven L. Moore
2083 Tenth Avenue
San Francisco, California 94116
Dear Steven:
     This letter is to confirm the terms of your continued employment arrangement with SCM Microsystems, Inc. (the “Company”) as its Chief Financial Officer and Secretary. Under these terms, you will continue to receive an annual base salary of $200,000.00, which will be paid in accordance with the Company’s normal payroll procedures. You will also continue to be eligible to receive an annual bonus up to a maximum bonus of 100% of your annual base salary, all in accordance with the terms of the Company’s existing MBO bonus plan, as currently in effect and as it may be amended in the future. In addition, you will be eligible to receive two transaction bonuses as follows: (1) $75,000 payable upon the completion of a transaction involving the Company’s Digital TV business, as contemplated by the engagement letter between the Company and Avondale Partners dated February 14, 2005 (the “DTV Bonus”), and (2) $150,000 (less any DTV Bonus previously received) payable upon completion of a transaction involving the Company, as contemplated by the engagement letter between the Company and Thomas Weisel Partners dated July 27, 2005 (together with the DTV Bonus, the “Transaction Bonuses”). As an employee, you will also be eligible to receive those employee benefits generally available to the Company’s employees. You should note that the Company may modify job titles, salaries, bonuses and benefits from time to time as it deems necessary.
     In addition, in the event the Company terminates your employment with the Company for any reason other than “cause” (as defined below), or you terminate your employment with the Company within 90 days of an event constituting “good reason” (as defined below), then you will be entitled to receive a severance package consisting of (1) payment of your then-current monthly base salary for a 12-month period following your termination of employment, (2) a bonus payment equal to your 2005 MBO bonus (to the extent it has not already been paid to you) and a pro-rata portion of your 2006 bonus under the MBO bonus plan, if termination of your employment occurs during 2006, and (3) the Transaction Bonus for any transaction that is completed prior to or within 180 days following the date of the termination of your employment. In the event of a payment of your pro-rata 2006 bonus as described in the preceding sentence, such amount shall be calculated based on the annualization of year-to-date actual results through the date of your termination and the Board of Directors approved good faith forecast results through year end.
     All severance payments based on base salary shall be paid in accordance with the Company’s standard payroll policies over a period of 12 months and all severance payments related to a MBO bonus shall be paid no later than 30 days following your termination of employment. Any Transaction Bonus shall be paid no later than 30 days following the completion of the applicable transaction. Further, the obligations of the Company to make, and your entitlement to receive, any such severance payments shall be subject to (1) you executing an effective general release of claims in customary form, and (2) you continuing to comply with the terms and conditions of the Employee Confidential Information, Inventions and Proprietary Rights Assignment Agreement entered into between yourself and the Company dated                      (the “NDA”), a copy of which is attached as Exhibit A hereto.
     The following actions, failures and events by or affecting you shall constitute “cause” for termination within the meaning of this letter agreement: (A) an act of dishonesty made by you in connection with your responsibilities as an employee, (B) your conviction of, or plea of nolo contendere to, a felony, (C) you gross misconduct, (D) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties, or (E) your willful and material breach of the NDA. The following actions and events by the Company or affecting you shall constitute “good reason” for your resignation within the meaning of this letter agreement: (A) the relocation of your primary work place for the Company or the relocation of the place from which the Company directs that the responsibilities of the Chief Financial Officer be discharged, in either case, to a location more than fifty (50) miles from its current location in Fremont, California, or (B) without your written consent, a material diminution in your title, reporting relationships, or scope of responsibilities or authority. In no event shall the communication by the Company of its intent to take an action in the future which, if taken, would constitute “good reason”, constitute “good reason” solely as a result of the communication of its intent to you. In addition, following your termination without cause or your resignation with good reason, you will be entitled to receive coverage under the Company’s group health insurance programs as permitted pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company shall pay the full amount of your group health coverage premiums as determined under COBRA until the earlier of (1) your subsequent employment and eligibility for group health coverage under the plan of your new employer or (2) one year from the date of your termination or resignation. Nothing in this letter affects your legal rights to health care continuation coverage under COBRA or any other applicable law.
     While it is the current intent that your employment shall continue until the earlier of (i) March 31, 2006 or (ii) 60 days following a change of control of the ownership of the Company, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason and the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice, subject to the Company’s obligations to you under the immediately preceding paragraphs in the event of a termination without cause or resignation with good reason. We request that, in the event of resignation, you give the Company at least two weeks notice.
     During the term of your employment with the Company, you continue to agree that you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you continue to agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
     As a condition of your continued employment, you are also required to sign and comply with the NDA that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.
     In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees.
     This letter agreement, along with any agreements relating to proprietary rights between you and the Company and any agreements documenting the terms of compensatory stock options previously granted to you, set forth the entire agreement for your continued employment with the Company and supersede any prior agreements or understandings, whether oral or written, concerning the subject matter set forth herein, including, but not limited to, the offer letter dated June 29, 2003 and any amendments thereto. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This letter may be signed in one or more counterparts. This letter will be governed by the laws of the State of California, other than its conflict-of-law provisions.
[Signature Page Follows]

     We look forward to your continued relationship with SCM Microsystems, Inc.

Sincerely,

SCM MICROSYSTEMS, INC.

		By:	/s/ Robert Schneider

Robert Schneider, Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Steven L. Moore

Steven L. Moore

Date: January 17, 2006

Enclosure:	NDA

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